EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statement (Form S-8 No. 333-155199) pertaining to the 2006 Equity Incentive Plan;

2. Registration Statement (Form S-8 No. 333-151968) pertaining to the 2006 Equity Incentive Plan; and

3. Registration Statement (Form S-8 No. 333-150277) pertaining to the 2006 Equity Incentive Plan;

and related Prospectuses of ImmunoCellular Therapeutics, Ltd. of our report of Independent Registered Public Accounting Firm dated March 29, 2010 covering the financial statements of ImmunoCellular Therapeutics, Ltd. as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 and for the period from inception of operations (February 25, 2004) to December 31, 2009.

/s/ STONEFIELD JOSEPHSON, INC.

Los Angeles, California

March 29, 2010